Exhibit 21.1

Subsidiaries of the Company

Tower International, Inc. had domestic and international subsidiaries shown below as of December 31, 2017. Certain U.S. subsidiaries and international subsidiaries are not named because they were not significant in the aggregate.

Name of Subsidiary	Jurisdiction of Organization	Percentage Owned
U.S. Subsidiaries:
Tower Automotive Holdings I, LLC	Delaware	100%
Tower Automotive Holdings USA, LLC	Delaware	100%
Tower Automotive Holdings II(a), LLC	Delaware	100%
Tower Automotive Operations USA I, LLC	Delaware	100%
TA Holdings Finance, Inc.	Delaware	100%
International Subsidiaries:
Tower Automotive do Brasil, Ltda.	Brazil	100%
Herrajes y Acabados Metálicos, S.A. de C.V.	Mexico	100%
Tower Automotive Mexico, S.de R.L. de C.V.	Mexico	100%
Tower Automotive Italy S.r.l.	Italy	100%
Tower Automotive Belgium B.V.B.A.	Belgium	100%
Tower Automotive Czech Republic, s.r.o.	Czech Republic	100%
Tower Automotive Umformtechnik, GmbH	Germany	100%
Tower Automotive Holding GmbH	Germany	100%
Tower Automotive Presswerk Zwickau GmbH	Germany	100%
Tower Automotive Presswork Artern GmbH	Germany	100%
Tower Automotive Duisburg GmbH	Germany	100%
MT Stahl Handelsgesellschaft mbH	Germany	100%
Tower Automotive Poland Sp.zo.o.	Poland	100%
Tower Automotive Polska Sp. zo.o.	Poland	100%
Tower Automotive Holdings Asia B.V.	The Netherlands	100%
Tower Automotive Holdings VI B.V.	The Netherlands	100%
Tower Automotive International Holdings B.V.	The Netherlands	100%
Tower Automotive Holdings III Cooperative U.A.	The Netherlands	100%
Tower Automotive Holdings Europe B.V.	The Netherlands	100%
Tower Automotive A.S.	Slovakia	100%
Tower (Shanghai) Automotive Tech Service Co. Ltd.	China	100%
Tower (Ningbo) DIT Automotive Products Co. Ltd.	China	42%
Tower Automotive Japan Co., Ltd.	Japan	100%
Tower Automotive India Private, Ltd.	India	100%
Tower Automotive Far East Holdings Co. Ltd.	Hong Kong	100%